UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
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PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 17, 2013
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FIRST NIAGARA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-35390	42-1556195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification Number)

726 Exchange Street, Suite 618, Buffalo, NY		14210
(Address of Principal Executive Offices)		(Zip Code)
(716) 819-5500
(Registrant's telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2013, First Niagara Financial Group, Inc. (“Company”) and Oliver H. Sommer, its former Executive Vice President, Corporate Development, entered into a Separation, Waiver and Release Agreement (“Agreement”). As previously disclosed, Mr. Sommer's employment concluded at the end of June. Among other things, the Agreement sets forth the payments and benefits that the Company will provide to Mr. Sommer so long as he does not revoke the Agreement within the seven day period following its execution.

Pursuant to the Agreement, Mr. Sommer will receive (i) the benefits described in the Company's Executive Severance Plan, effective as of October 23, 2006, and filed as Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2008, (ii) accelerated vesting of certain of his equity awards totaling approximately $260,000, (iii) reimbursement for COBRA continuation coverage through December 31, 2013 and continuation of his employee mortgage rate.

In accordance with the Agreement, Mr. Sommer is subject to non-solicitation and non-competition restrictive covenants for a period of twelve months, as well as to perpetual confidentiality restrictions. The Agreement also includes a general release made by Mr. Sommer in favor of the Company and its affiliates by Mr. Sommer, and other terms customarily found in similar agreements.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01        Financial Statements and Exhibits

(a)	Exhibits.

Exhibit No.    Description

99.1        Separation, Waiver and Release Agreement with Oliver H. Sommer dated July 17, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST NIAGARA FINANCIAL GROUP, INC.

DATE: July 22, 2013	By:/s/ GREGORY W. NORWOOD
Gregory W. Norwood
Chief Financial Officer
(Duly authorized representative)